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                                                                     Exhibit 3.2

                 THIRD AMENDED AND RESTATED OPERATING AGREEMENT
                                       FOR
                          SUMMIT HOTEL PROPERTIES, LLC

     This Third Amended and Restated Operating Agreement of SUMMIT HOTEL PROPERTIES, LLC (this "Operating Agreement") is entered into as of the 25th day of July, 2005.

                                    RECITALS:

     WHEREAS, the First Amended Operating Agreement of Summit Hotel Properties, LLC dated January 8, 2004 was replaced in its entirety by the Second Amended Operating Agreement of Summit Hotel Properties, LLC dated April 1, 2004, which was amended by Amendment No. 1 to Second Amended and Restated Operating Agreement of Summit Hotel Properties, LLC dated June 1, 2004; and

     WHEREAS, the Members and Board of Managers of Summit Hotel Properties, LLC ("Company") have duly approved that the Second Amended Operating Agreement dated April 1, 2004, as amended, shall be replaced and superceded in its entirety by the Third Amended and Restated Operating Agreement of Summit Hotel Properties, LLC.

     NOW THEREFORE, in consideration of the foregoing premises, the Company Manager hereby adopts the terms of the Third Amended and Restated Operating Agreement as hereinafter set forth.

                                    ARTICLE 1
                                  DEFINITIONS.

     As used in this Operating Agreement, the following terms have the following meanings:

     1.1 "Act" means the South Dakota Limited Liability Company Act and any successor statute, as amended from time to time.

     1.2 "Adjusted Capital Contribution" means a Member's Capital Contribution reduced by any distribution previously made (as of the date of determination of such reduction) pursuant to Section 6.2.B(2) or (3), as the case may be.

     1.3 "Articles" means the Articles of Organization filed with the Secretary of State of South Dakota by which SUMMIT HOTEL PROPERTIES, LLC was organized as a South Dakota limited liability company under and pursuant to the Act.

     1.4 "Audit Committee" means that certain committee of the Company further described in Article 7 herein.

     1.5 "Bankrupt Member" means (except to the extent all other Members consent otherwise) any Member (i) that makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition;
          (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for the Member a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any law, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in a proceeding of the type described in subclauses (i) through (iv) of this clause 1.5; or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of the Member's or of all or any substantial part of the Member's properties; or (vi) against which, a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any law has been commenced and 90 days have expired without dismissal thereof or with respect to which, without the Member's consent or acquiescence, a trustee, receiver, or liquidator of the Member or of all or any substantial part of the Member's properties has been appointed and 90 days have expired without the appointment's having been vacated or stayed, or 90 days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

     1.6 "Board of Managers" means the managers responsible for certain decisions concerning the business affairs of the Company as set forth in Article 7.

     1.7 "Business Day" means any day other than a Saturday, a Sunday, or a holiday on which national banking associations in the State of South Dakota are closed.

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     1.8  "Capital Contribution" means the contribution allocated to a Member of the Company under the terms of the acquisition of the Membership Interests, including, but not limited to, the purchase price of Membership Interests offered by the Company from time to time and purchased by a Member. With respect to those Members having received Membership Interests prior to the effective date of this Operating Agreement, their Capital Contribution for purposes of calculating their Priority Return is equal to their assigned Original Capital Contribution, and for purposes of allocating gain under Section 6.1C hereunder and distributions of refinancing and sale proceeds under
          Section 6.2B hereunder, is their assigned Capital Contribution as identified on the books and records of the Company, each adjusted for any distributions previously made under 6.2B(2) or (3) accordingly.

     1.9 "Class A Members" means those Members who (i) purchase Class A Membership Interests; or (ii) own Class A Membership Interests as of the effective date of this Operating Agreement.

     1.10 "Class A-1 Members" means those Members who purchase Class A-1 Membership Interests.

     1.11 "Class B Members" means those Members who own Class B Membership Interests as of the effective date of this Operating Agreement.

     1.12 "Class C Member" means The Summit Group, Inc., as holder of Class C Membership Interests.

     1.13 "Code" means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

     1.14 "Company" means SUMMIT HOTEL PROPERTIES, LLC, a South Dakota limited liability company.

     1.15 "Company Manager" means The Summit Group, Inc., with the rights and authority as further set forth in Article 7.

     1.16 "Current Members" means those Class A and Class B Members owning Membership Interests in the Company as of the effective date of this Operating Agreement and the Class C Member, The Summit Group, Inc.

     1.17 "Default Interest Rate" means a rate per annum equal to the lesser of
          (a) one percent, plus a varying rate per annum that is equal to (a) the Wall Street Journal prime rate as quoted in the money rates section of the Wall Street Journal which is also the base rate on corporate loans at large United States money center commercial banks, from time to time as its prime commercial or similar reference interest rate, with adjustments in that varying rate to be made on the same date as any change in that rate, and (b) the maximum rate permitted by applicable law.

     1.18 "Delinquent Member" means a Member who does not contribute by the time required all or any portion of a Capital Contribution that Member is required to make pursuant to a subscription agreement with the Company or as provided in this Operating Agreement.

     1.19 "Dispose," "Disposing," or "Disposition" means a sale, assignment, transfer, exchange, mortgage, pledge, grant of a security interest, or other disposition or encumbrance (including, without limitation, by operation of law), or the acts thereof.

     1.20 "Financing Parameters" means those criteria set forth in Article 7 with respect to the Company Manager's ability to secure or refinance Company debt without consent from the Board of Managers.

     1.21 "General Interest Rate" means a rate per annum equal to the lesser of
          (a) the Wall Street Journal prime rate as quoted in the money rates section of the Wall Street Journal which is also the base rate on corporate loans at large United States money center commercial banks, from time to time as its prime commercial or similar reference interest rate, with adjustments in that varying rate to be made on the same date as any change in that rate, and (b) the maximum


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          rate permitted by applicable law.

     1.22 "Investment Parameters" means those certain criteria set forth in
          Article 7 with respect to acquisition of additional hotels or entities by the Company, as further described in Article 8.

     1.23 "Manager" means the members of the Board of Managers as appointed pursuant to Article 7.

     1.24 "Member" means any Person executing this Operating Agreement as of the date of this Operating Agreement as a Member or hereafter admitted to the Company as a Member as provided in this Operating Agreement, but does not include any Person who has ceased to be a Member in the Company and unless specifically stated otherwise, refers to all Classes of Members.

     1.25 "Membership Interest" means the interest of a Member in the Company, including, without limitation, rights to distributions (liquidating or otherwise), allocations, information, and to consent or approve acts or actions as set forth in this Operating Agreement.

     1.26 "Net Cash from Operations" means the gross cash proceeds from the Company's operations, and other dispositions of assets, including but not limited to investment assets, (but not including sales and other dispositions of all or substantially all of the assets of the Company) less the portion thereof used to pay the established reserves for all the Company's expenses, debt payments, capital improvements, replacement and contingencies, all as determined by the Company Manager. Net Cash from Operations shall not be reduced by depreciation, amortization, cost recovery deductions, or similar allowances, but shall be increased by any reduction of reserves previously established, but not expended.

     1.27 "Offering Parameters" means those certain criteria set forth in
          Article 7 with respect to additional Private Offerings of the Company described in Article 8.

     1.28 "Original Capital Contribution" means with respect to Members owning Membership Interests as of the effective date of this Operating Agreement, the amount assigned to such Member as his Original Capital Contribution as identified on the books and records of the Company, and further described therein.

     1.29 "Original Member" means The Summit Group, Inc.

     1.30 "Person" includes an individual, partnership, limited partnership, limited liability company, foreign limited liability company, trust, estate, corporation, custodian, trustee, executor, administrator, nominee or entity in a representative capacity.

     1.31 "Priority Return" means a cumulative but not compounded return on each Class A Member's and Class A-1 Member's Adjusted Capital Contribution, and with respect to the Class A Members means an amount equal to 10 percent per annum, and with respect to the Class A-1 Members means an amount equal to 8 percent per annum. .

     1.32 "Private Offering" means an equity offering of the Company as further described in Article 8.

     1.33 "Proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative.

     1.34 "Sharing Ratio" means the right to distributions and allocations granted to a Member, subject to future dilution by issuance of additional Membership Interests, as calculated and adjusted pursuant to Article 8.


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     1.35 "Supermajority" means, with respect to a vote of the Board of
          Managers, an affirmative vote of eighty percent (80%) of the Managers present at a meeting of the Managers or, if a written consent is obtained pursuant to Section 7.1E, an affirmative vote of eighty percent (80%) of all Managers.

     Other terms defined herein have the meanings so given them.

                                    ARTICLE 2
                                  ORGANIZATION.

     2.1 Formation. The Company has been organized as a South Dakota limited liability company by the filing of Articles under and pursuant to the Act and the issuance of a certificate of organization for the Company by the Secretary of State of South Dakota.

     2.2 Name. The name of the Company is SUMMIT HOTEL PROPERTIES, LLC and all Company business must be conducted in that name or such other names that comply with applicable law as the Board of Managers may select from time to time.

     2.3 Registered Office; Registered Agent, Principal Office in the United States; Other Offices. The registered office of the Company required by the Act to be maintained in the State of South Dakota, shall be the office of the initial registered agent named in the Articles or such other office (which need not be a place of business of the Company) as the Members may designate from time to time in the manner provided by law. The registered agent of the Company in the State of South Dakota shall be the initial registered agent named in the Articles or such other Person or Persons as the Members may designate from time to time in the manner provided by law. The principal office of the Company in the United States shall be at such place as the Members may designate from time to time, which need not be in the State of South Dakota, and the Company shall maintain records there as required by the Act and shall keep the street address of such principal office at the registered office of the Company in the State of South Dakota. The Company may have such other offices as the Board of Managers may designate from time to time.

     2.4 Purpose. The purpose of the Company is to acquire, own, operate and manage hotels, and any other purpose for which a limited liability company is so authorized under statute.

     2.5 Foreign Qualification. Prior to the Company's conducting business in any jurisdiction other than South Dakota, the Company Manager shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Company Manager, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. At the request of the Company Manager, each Member shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Operating Agreement that are necessary or appropriate to qualify, continue, and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

     2.6 Term. The Company commenced on the date the Secretary of State of South Dakota issued a certificate of organization for the Company and shall continue in existence for the period fixed in the Articles for the duration of the Company, or such earlier time as this Operating Agreement may specify.

     2.7 Mergers and Exchanges. The Company may be a party to (a) a merger, (b) a consolidation, or (c) an exchange or acquisition, subject to the requirements of the Act and this Operating Agreement.

     2.8 No State-Law Partnership. The Members intend that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member, for any purposes other than federal income and state income tax purposes, and this Operating Agreement may not be construed to suggest otherwise.


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                                   ARTICLE 3
                                    MEMBERS.

     3.1 Admission of Members.

          A. The Class C Member, The Summit Group, Inc., was admitted to the Company upon formation of the Company and is the Company Manager in accordance herewith.

          B. The Class A and Class B Members shall be the Class A and Class B Members of the Company as of the effective date of this Operating Agreement, and those who become a new Class A or Class B Member pursuant to the terms of this Agreement.

          C. A person becomes a new Member:

               (1) in the case of a person acquiring a Membership Interest directly from this Company, on compliance with the provisions of this Operating Agreement governing admission of new Members or, if this Operating Agreement contains no relevant admission provisions, on the written consent of the Company Manager; and

               (2) in the case of an assignee of a Membership Interest as provided by the Act.

     3.2 Representations and Warranties. Each Member hereby represents and warrants to the Company and each other Member that (a) if that Member is a corporation, it is duly organized, validly existing and in good standing under the law of the state of its incorporation and is duly qualified and in good standing as a foreign corporation in the jurisdiction of its principal place of business (if not incorporated therein); (b) if that Member is a limited liability company, it is duly organized, validly existing, and (if applicable) in good standing under the law of the state of its organization and is duly qualified and (if applicable) in good standing as a foreign limited liability company in the jurisdiction of its principal place of business (if not organized therein); (c) if that Member is a partnership, trust, or other entity, it is duly formed, validly existing, and (if applicable) in good standing under the law of the state of its formation, and if required by law is duly qualified to do business and (if applicable) in good standing in the jurisdiction of its principal place of business (if not formed therein), and the representations and warranties in clause (a), (b), or (c), as applicable, are true and correct with respect to each partner (other than limited partners), trustee, or other Member thereof, (d) that Member has full corporate, limited liability company, partnership, trust, or other applicable power and authority to execute and agree to this Operating Agreement and to perform its obligations hereunder and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries, or other Persons necessary for the due authorization, execution, delivery, and performance of this Operating Agreement by that Member have been duly taken; (e) that Member has duly executed and delivered this Operating Agreement; and (f) that Member's authorization, execution, delivery, and performance of this Operating Agreement do not conflict with any other agreement or arrangement to which that Member is a party or by which it is bound.

     3.3 Additional Members. Additional Persons may be admitted to the Company and additional Membership Interests issued as determined by the Board of Managers and Company Manager pursuant to the limitations set forth in this Operating Agreement, including, but not limited to, issuance of Membership Interests pursuant to Private Offerings or roll-up of additional hotel entities as described in Article 8. The terms of admission or issuance must specify the Sharing Ratios and the capital commitments applicable thereto. Notwithstanding the above, the Board of Managers may establish a new class or classes of Membership Interests without a vote of the Membership Interests if, in the reasonable determination of the Board of Managers, the new class or classes of Membership Interests have rights, powers or duties that are equal to or inferior to those of the existing Membership Interests. A vote of 51% of Class A Membership Interests and the Class C Member shall be required if the new class or classes of Membership Interests to be issued will have rights, powers, and duties that are superior to the Class A Membership Interests. A vote of 51% of Class A-1 Membership Interests and the Class C Member shall be required if the new class or classes of Membership Interests to be issued will have rights, powers, and duties that are superior to the Class A-1 Membership Interests. In no case will the Class B Membership Interests be entitled to vote on the creation of a new class of Membership Interests. The establishment of any new class or classes of Membership Interests shall require an amendment to this Operating Agreement setting forth the terms of such new class(es). The


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amendment shall require approval of the Board of Managers, but the Board of
Managers shall only be entitled to cause such amendment if the Board of Managers has authority to issue the new class(es), or if the respective Membership Interests consent to the issuance of such new Membership Interests as required by this Section 3.3. Any such admission also must comply with the requirements described elsewhere in this Operating Agreement and is effective only after the new Member has executed and delivered to the Company a document including the new Member's notice address, its agreement to be bound by this Operating Agreement, and its representation and warranty that the representations and warranties required of new Members are true and correct with respect to the new Member. The provisions of this section shall not apply to sales of securities in the Company which do not grant Membership Interests in the Company or Dispositions of Membership Interests.

     3.4 Interests in a Member. A Member that is not a natural person may not cause or permit an interest, direct or indirect, in itself to be Disposed of such that, after the Disposition, (a) the Company would be considered to have terminated within the meaning of section 708 of the Code or (b) without the consent of the Company Manager that Member shall cease to be controlled by substantially the same Persons who control it as of the date of its admission to the Company. On any breach of the provisions of clause (b) of the immediately preceding sentence, the Company shall have the option to buy, and on exercise of that option the breaching Member shall sell, the breaching Member's Membership Interest all in accordance with Article 10 as if the breaching Member were a Bankrupt Member.

     3.5 Information.

          A. In addition to the other rights specifically set forth in this Operating Agreement, each Member is entitled to all information to which that Member is entitled to have access pursuant to the Act under the circumstances and subject to the conditions therein stated. The Members agree, however, that the Company Manager from time to time may determine, due to contractual obligations, business concerns, or other considerations, that certain information regarding the business, affairs, properties, and financial condition of the Company should be kept confidential and not provided to some or all other Members, and that it is not just or reasonable for those Members or assignees or representatives thereof to examine or copy that information.

          B. The Members acknowledge that from time to time, they may receive information from or regarding the Company in the nature of trade secrets or that otherwise is confidential, the release of which may be damaging to the Company or Persons with which it does business. Each Member shall hold in strict confidence any information it receives regarding the Company that is identified as being confidential (and if that information is provided in writing, that is so marked) and may not disclose it to any Person other than another Member, except for disclosures (i) compelled by law (but the Member must notify the Company Manager, promptly of any request for that information, before disclosing it, if practicable), (ii) to advisers or representatives of the Member or Persons to which that Member's Membership Interest may be Disposed as permitted by this Operating Agreement, but only if the recipients have agreed to be bound by the provisions of this section or (iii) of information that Member also has received from a source independent of the Company that the Member reasonably believes obtained that information without breach of any obligation of confidentiality. The Members acknowledge that breach of the provisions of this section may cause irreparable injury to the Company for which monetary damages are inadequate, difficult to compute, or both. Accordingly, the Members agree that the provisions of this section may be enforced by specific performance.

     3.6 Liabilities to Third Parties. Except as otherwise expressly agreed in writing, no Member shall be liable for the debts, obligations or liabilities of the Company, including under a judgment decree or order of a court.

     3.7 Withdrawal. A Member does not have the right or power to withdraw from the Company as a Member, except as set out in this Agreement.

     3.8 Lack of Authority. No Member, except with the prior consent of all of the Board of Managers, has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company, or to incur any expenditures on behalf of the Company.


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     3.9 Classes and Voting. Unless the Articles state to the contrary or as provided by this Operating Agreement, there shall be four classes of Members. There shall be Class A Members, Class A-1 Members, Class B Members, and a Class C Member. The Articles or any amendments thereof may establish additional classes or groups of one or more Members. In addition, additional classes or groups of one or more Members may be established by the Board of Managers or Members, as appropriate, in accordance with the provisions of Section 3.3.

          A. Class A Members. Class A Members shall be those Members owning Class A Membership Interests of the Company as of the effective date of this Operating Agreement, or thereafter by purchase of a Class A Membership Interest as allowed herein, or by purchase pursuant to additional Private Offerings of the Company. Class A Members shall have limited voting rights and will only be able to vote on the following matters: (i) amendments to the Operating Agreement and Articles of Organization, except as otherwise provided herein; (ii) as set forth in Section 3.3, the establishment of a new class of Members with superior rights to the Class A Members; and (iii) dissolution of the Company. The Class A Members shall be entitled to a ten percent (10%) cumulative non-compounding Priority Return, and liquidation and distribution preferences as further set forth herein.

          B. Class A-1 Members. Class A-1 Members shall be those Members who purchase a Class A-1 Membership Interest as allowed herein, or by purchase pursuant to additional Private Offerings of the Company. Class A-1 Members shall have limited voting rights and will only be able to vote on the following matters: (i) amendments to the Operating Agreement and Articles of Organization, except as otherwise provided herein; (ii) as set forth in Section 3.3, the establishment of a new class of Members with superior rights to the Class A-1 Members; and (iii) dissolution of the Company. The Class A-1 Members shall be entitled to an eight percent (8%) cumulative non-compounding Priority Return, and liquidation and distribution preferences as further set forth herein.

          C. Class B Members. The Class B Members shall be those Members owning Class B Membership Interests of the Company as of the effective date of this Operating Agreement. The Class B Members shall have no voting rights and are not entitled to a Priority Return.

          C. Class C Member. The Class C Member shall be The Summit Group, Inc. The Class C Membership Interests owned by The Summit Group, Inc. shall be subject to increase in the event additional Membership Interests of the Company are issued, as further described in Article 8. The Class C Member has voting rights as allowed herein, and is not entitled to a Priority Return.

     3.10 Place and Manner of Meeting. The Company is not required to hold annual meetings of the Members. All meetings of the Members shall be held at such time and place, within or without the State of South Dakota, as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof. Members entitled to participate in such meetings may participate by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation in a meeting as provided herein shall constitute presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

     3.11 Conduct of Meetings. All meetings of the Members shall be presided over by the Company Manager. The chairman of any meeting of Members, as appointed by the Company Manager, shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him in order.

     3.12 Reserved.

     3.13 Voting Lists. The officer or agent having charge of the records reflecting the Membership Interest of each Member of each class, if more than one class, shall make, at least ten (10) days before each meeting of Members, a complete list of the Members entitled to vote at such meeting or any adjournment thereof, arranged in alphabetical order with the address of and percentage of Membership Interest of each Member of each class, if more than one class. Such list, for a period of ten (10) days prior to such meeting, shall be kept on file at the registered office of the Company and shall be subject to inspection by any Member at any time


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during usual business hours. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any Member during the whole time of the meeting. The original records reflecting the Membership Interest of each Member of each class, if more than one class, shall be prima-facie evidence as to who are the Members entitled to examine such list or records or to vote at any meeting of Members. Failure to comply with the requirements of this Article shall not affect the validity of any action taken at such meeting.

     3.14 Special Meetings. Special meetings of the Members may be called at any time by the Company Manager, the Board of Managers, or by the holders of fifty percent (50%) of the Membership Interests entitled to be voted at such meeting. Such request shall state the purpose or purposes of such meeting and the matters proposed to be acted on thereat.

     3.15 Notice. Written or printed notice stating the place, day and hour of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten nor more than sixty days before the date of the meeting either personally or by mail, by or at the direction of the president, the secretary or the officer or person calling the meeting, to each Member entitled to vote at the meeting, provided that such notice may be waived as provided in this Operating Agreement. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail addressed to the Member at his address as it appears on the records of the Company, with postage thereon prepaid.

     3.16 Quorum of Members. Unless otherwise provided in the Articles, the holders of a majority of the Membership Interests entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of Members, but in no event shall a quorum consist of the holders of less than one-third (1/3) of the Membership Interest entitled to vote for each voting class, if more than one class, and thus represented at such meeting. The vote of the holders of a majority of the Membership Interests entitled to vote for each class, if more than one class, shall be the act of the Members' meeting, unless the vote of a greater number is required by law, the Articles or this Operating Agreement.

     3.17 Majority Vote; Withdrawal of Quorum. With respect to any matter when a quorum is present at any meeting, the vote of the holders of a majority of the Membership Interests, present in person or represented by proxy, having voting power with respect to that matter, shall decide such matter brought before such meeting, unless the matter is one upon which, by express provision of the Articles or this Operating Agreement, or by an express provision of the statutes which is applicable to such vote unless overridden by the Articles, a different vote is required, in which case such express provision shall govern and control the decision of such matter. The Members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough Members to leave less than a quorum.

     3.18 Voting of Membership Interest. Each Member entitled to vote shall be entitled to a certain number of votes equal to his/her Membership Interests of each particular class. Membership Interests owned by another limited liability company or corporation, the majority of the Membership Interest or voting stock of which is owned or controlled by this Company, and Membership Interests held by this Company in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting, and shall not be counted in determining the total Membership Interest at any given time.

     3.19 Closing Record Books and Fixing Record Date. For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or entitled to distribution or in order to make a determination of Members for any other proper purpose, the Company Manager may provide that the record books shall be closed for a stated period not exceeding sixty (60) days. If the record books shall be closed for the purpose of determining Members entitled to notice of or to vote at a meeting of Members, such books shall be closed for at least ten (10) days immediately preceding such meeting. In lieu of closing the record books, the Company Manager may fix in advance a date as the record date for any such determination of Members, such date in any case to be not more than sixty (60) days and in the case of a meeting of Members, not less than ten (10) days prior to the date of which the particular action requiring such determination of Members is to be taken. If the record books are not closed and no record date is fixed for the determination of Members entitled to notice of or to vote at a meeting of Members, or Members entitled to receive distribution, the date on which notice of the meeting is mailed or the date on which the resolution of the Company Manager declaring such distribution is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of

Members entitled to vote at any meeting of Members has been made as provided in this section, such determination shall apply to any adjournment thereof, except where the determination has been made through the closing of record books and the stated period of closing has expired.

     3.20 Fixing Record Dates for Consents to Action. Unless a record date shall have previously been fixed or determined herein, whenever action by Members is proposed to be taken by consent in writing without a meeting of Members, if provided for by the Articles, the Company Manager may fix a record date for purposes of determining Members entitled to consent to that action, which record date shall not precede, and shall not be more than ten days after, the date upon which the resolution facing the record date is adopted by the Company Manager. If no record date has been fixed by the Company Manager and the prior action of the Company Manager is not required by the Act, the record date for determining Members entitled to consent to action in writing without a meeting shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Company by delivery to its registered office, its principal place of business, or a manager or agent of the Company having custody of the books in which proceedings of meetings of Members are recorded. Delivery shall be by hand or by certified or registered mail, return receipt requested. Delivery to the Company's principal place of business shall be addressed to the president or the Manager or Member in charge of the Membership records for the Company. If no record date has been fixed by the Company Manager, the record date for determining Members entitled to consent to action in writing without a meeting shall be at the close of business on the date on which the Company Manager adopts a resolution taking such prior action.

     3.21 Action without Meeting. Any action required by the Act to be taken at a meeting of the Members, or any action which may be taken at a meeting of the Members, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall have been signed by the holder or holders of Membership Interest of each class entitled to vote, if more than one class entitled to vote, having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all Membership Interests entitled to vote on the action were present and voted. Every written consent pursuant to this section shall be signed, dated and delivered in the manner required by, and shall become effective at the time and remain effective for the period specified by, the Act. A telegram, telex, cablegram, or similar transmission by a Member, or a photographic, photostatic, facsimile, or similar reproduction of a writing signed by a Member, shall be regarded as signed by the Member for purposes of this section. Prompt notice of the taking of any action by Members without a meeting by less than unanimous written consent shall be given to those Members who did not consent in writing to the action.

                                    ARTICLE 4
                            DISPOSITION OF INTERESTS.

     4.1 General Restrictions on the Disposition of an Interest.

          A. Except as specifically provided in this section, a Disposition of a Membership Interest in the Company may not be effected without the consent of the Company Manager.

          B. The Company may not recognize for any purpose any purported Disposition of all or part of a Membership Interest unless and until the other applicable provisions of this section have been satisfied and the Manager has received, on behalf of the Company, a document (i) executed by both the Member effecting the Disposition (or if the transfer is on account of the death, incapacity, or liquidation of the transferor, its representative) and the Person to which the Membership Interest or part thereof is Disposed, (ii) including the notice address of any Person to be admitted to the Company as a Member and its agreement to be bound by this Operating Agreement in respect of the Membership Interest or part thereof being obtained, (iii) setting forth the Sharing Ratios and the Capital Contribution after the Disposition of the Member effecting the Disposition and the Person to which the Membership Interest or part thereof is Disposed (which together must total the Sharing Ratio and the capital interest of the Member affecting the Disposition before the disposition), and (iv) containing a representation and warranty that the Disposition was made in accordance with all applicable laws and regulations (including securities laws) and, if the Person to which the Membership Interest or part thereof is disposed is to be admitted to the Company, his representation and warranty that the representations and warranties in this Agreement are true and correct with respect to that Person. In the event of a transfer, sale or assignment of a Member's Membership Interest, the

Company will not make a section 754 election to adjust the basis of the assets in the transfer under sections 732(b) or 743(b).

          C. It is the intent of the Company to restrict the transfer of Membership Interests to preserve the partnership tax status of the Company by complying with the provisions of the Internal Revenue Service Treasury Regulations to avoid treatment as a "publicly traded" partnership. Compliance with these provisions requires that Membership Interests not be (a) traded in an established securities market; or (b) readily tradable on a secondary market or its substantial equivalent. The Company intends only to allow transfers of Membership Interests pursuant to "safe harbors" of the Treasury Regulations, which include (i) qualified redemptions and repurchases; (ii) transfers pursuant to a qualified matching service; or (iii) "private" transfers, which include, among others (a) transfers in which the transferee's tax basis is determined by reference to the transferor's tax basis in the interest transferred; (b) transfers by reason of death, including transfers from an estate or testamentary trust; (c) transfers, including gifts, between members of a "family" (within the meaning of Section 267(c)(4) of the tax code); (d) transfers from retirement plans qualified under Section 401(a) of the tax code or an IRA; and (e) "block" transfers. A block transfer is a transfer by a Member and any related person as defined in the tax code in one or more transactions during any 30 calendar day period of interests representing in the aggregate more than two percent of the total interests in Company capital or profits. Transfers pursuant to a qualified redemption or repurchase are disregarded in determining whether Membership Interests are readily tradable on a secondary market if several conditions are met. First, the redemption or repurchase cannot occur until at least 60 days after the Company receives written notice of the Member's intent to exercise the redemption or repurchase right. Second, either the purchase price is not established until at least 60 days after receipt of notification or the purchase price is established not more than four times during the entity's tax year. Third, the sum of the interests in capital or profits transferred during the year, other than in private transfers, cannot exceed 10 percent of the total interests in Company capital or profits. Finally, a "lack of trading" safe harbor permits the transfer (without regard to transfers qualifying under one of the specific safe harbors described above) in a taxable year of the Company of interests representing no more than 2 percent of the total interests in Company capital or profits. So long as Membership Interests are transferred in accordance with a safe harbor, they will be treated as not readily tradable in a secondary market or its substantial equivalent.

     4.2 Assignment of Membership Interest.

          A. Unless otherwise provided by this Operating Agreement:

               (1) a Membership Interest is assignable in whole or in part;

               (2) an assignment of a Membership Interest may not entitle the assignee to become, or to exercise rights or powers of, a Member;

               (3) an assignment may only entitle the assignee to receive distributions, to which the assignor was entitled, to the extent those items are assigned; and

               (4) until the assignee becomes a Member, the assignor Member continues to be a Member and to have the power to exercise any rights or powers of a Member, except to the extent those rights or powers are assigned.

          B. This Operating Agreement provides that a Member's Membership Interest may be evidenced by a Certificate of Membership Interest issued by this Company, provide for the assignment or transfer of Membership Interests represented by a certificate, and make other provisions with respect to the certificate.

     4.3 Distribution in Kind. Except as provided by the Articles or this Operating Agreement, a Member, regardless of the nature of the Member's contribution, may not demand a distribution from this Company in any form other than cash.

     4.4 Right to Distribution. Subject to the Act, at the time that a Member becomes entitled to receive a distribution, with respect to a distribution, that Member has the status of and is entitled to all remedies available to a creditor of the Company.

     4.5 Limitation on Distribution.

          A. This Company may not make a distribution to its Members to the extent that, immediately after giving effect to the distribution, all liabilities of this Company, other than liabilities to Members with respect to their interests and liabilities for which the recourse of creditors is limited to specified property of this Company, exceed the fair value of this Company's assets, except that the fair value of property that is subject to a liability for which recourse of creditors is limited shall be included in this Company's assets only to the extent that the fair value of that property exceeds that liability.

          B. A Member who receives a distribution that is not permitted under this Operating Agreement has no liability under the Act to return the distribution unless the Member knew that the distribution violated the prohibition of the Act. This does not affect any obligation of the Members under this Operating Agreement or other applicable law to return the distribution.

     4.6 Death of Member. Upon the death of a Member, the decedent Member's Membership Interests shall be transferred in accordance with the decedent Member's will or according to the applicable intestate provisions.

     4.7 Purchase of Membership Interests of Member in Default. If any Member has subscribed for a Membership Interest and shall fail to make a Capital Contribution within 20 days after request is made by the Company Manager, the Company may, as determined by the Company Manager, at its option, treat the Member as in default ("Defaulting Member") and offer for sale to any Person the Membership Interests associated with the unpaid Capital Contributions of the Defaulting Member. In addition, the Company may elect to return any Capital Contributions previously contributed by the Member in exchange for Membership Interests owned by the Defaulting Member, and thereafter the Member shall cease to be a Member.

                                    ARTICLE 5
                             CAPITAL CONTRIBUTIONS.

     5.1 Initial Contributions. Each Current Class A, Class B, and Class C Member existing as of the effective date of this Agreement shall be deemed to have contributed an amount equal to the Capital Contribution allocated to such Current Member on the books and records of the Company as of the effective date of this Operating Agreement, subject to adjustment for the purpose of making error corrections.

     5.2 Subsequent Contributions. Current Class A, Class B, and Class C Members may not be assessed for additional Capital Contributions but may be obligated to make Capital Contributions pursuant to the terms of a subscription agreement for future Membership Interests.

     5.3 Failure to Contribute. In the event any Member fails to make a required contribution to the Company's capital (the "Defaulting Member") within the terms set out in the Operating Agreement, his Membership Interests may be purchased by one or more of the other Members or any Person as set forth in Section 4.7. The Defaulting Member shall remain liable for the full amount of his unpaid contributions if the Company is unable to sell such Membership Interests with the result that Capital Contributions with respect to such Membership Interests are not paid or if the Member purchasing such Membership Interests fails to pay any installment of Capital Contribution with respect to such Membership Interests. The Company may collect from the Defaulting Member by legal process the full amount of the unpaid Capital Contribution, together with court costs and reasonable attorneys' fees incurred in connection with such default.

     5.4 Return of Contributions. A Member is not entitled to the return of any part of its Capital Contribution or to be paid interest in respect to either its capital account or its Capital Contribution. An unrepaid Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member's Capital Contribution. The Company shall have the right to solicit offers from Members to have all or a portion of their Capital Contribution returned. Amounts paid to Members will reduce a Member's Capital Contribution and the basis upon which a Priority Return is calculated. A Member will retain his or her Sharing Ratio and will continue to be entitled to distributions thereon. This section shall in no way limit the ability of the Company to distribute proceeds from the sale or refinancing of a hotel to reduce a Member's Capital Contribution.

     5.5 Advances by/Reimbursement to Members. If the Company does not have sufficient cash to pay its obligations, any Member(s) that may agree to do so, as appropriate, may advance all or part of the needed funds to or on behalf of the Company, at a reasonable rate of interest acceptable to the Board of Managers. An advance described in this section does not constitute a Capital Contribution. This may include funds advanced for the purpose of acquiring or constructing hotel(s) prior to a Private Offering or other ultimate source of financing.

     5.6 Capital Accounts. A capital account shall be established and maintained for each Member. For those Members owning Membership Interests as of the effective date of this Operating Agreement, the Member's capital account shall be that amount set forth on the books and records of the Company as of the effective date of this Operating Agreement, subject to adjustment for error correction or other ministerial issues. Each Member's capital account (a) shall be increased by (i) the amount of money contributed by that Member to the Company, (ii) the fair market value of property contributed by that Member to the Company (net of liabilities secured by the contributed property that the Company is considered to assume or take subject to under section 752 of the
Code), and (iii) allocations to that Member of Company income and gain (or items thereof), including income and gain exempt from tax and income and gain described in Treas. Reg. SS 1.704-1(b)(2)(iv)(g), but excluding income and gain described in Section 704(c) of the Code and Treas. Reg. SS 1.704-1(b)(4)(i), ("tax allocation"), and (b) shall be decreased by (i) the amount of money distributed to that Member by the Company, (ii) the fair market value of property distributed to that Member by the Company (net of liabilities secured by the distributed property that the Member is considered to assume or take subject to under section 752 of the Code), (iii) allocations to that Member of expenditures of the Company described in section 705(a)(2)(B) of the Code, and
(iv) allocations of Company loss and deduction (or items thereof), including loss and deduction described in Treas. Reg. SS 1.704-1(b)(2)(iv)(g), but excluding tax allocations of loss or deduction described in Section 704(c) of the Code and Treas. Reg. SS 1.704-1(b)(4)(i) or SS 1.704-1(b)(4)(iii). The Members' capital accounts also shall be maintained and adjusted as permitted by the provisions of Treas. Reg. SS 1.704-1(b)(2)(iv)(f) and as required by the other provisions of Treas. Reg. SS 1.704-1(b)(2)(iv) and 1.704-1(b)(4), including adjustments to reflect the allocations to the Members of depreciation, depletion, amortization, and gain or loss as computed for book purposes rather than the allocation of the corresponding items as computed for tax purposes, as required by Treas. Reg. SS 1.704-1(b)(2)(iv)(g). A Member that has more than one Membership Interest shall have a single capital account that reflects all its Membership Interests, regardless of the class of Membership Interests owned by that Member and regardless of the time or manner in which those Membership Interests were acquired. On the transfer of all or part of a Membership Interest, the capital account of the transferor that is attributable to the transferred Membership Interest or part thereof shall carry over to the transferee Member in accordance with tax allocations of Treas. Reg. SS 1.704-1(b)(2)(iv)(1).

                                    ARTICLE 6
                         ALLOCATIONS AND DISTRIBUTIONS.

     6.1 Allocations.

          Except such tax allocations as may be required by section 704(c) of the Code and Treas. Reg. SS 1.704-1(b)(2)(iv)(f)(4), all items of income, gain, loss, deduction, and credit of the Company shall be allocated among the Members as follows.

          A. Allocation of Profit. Profits for each fiscal year, other than gain arising from the sale, exchange or other disposition of the Company's assets, shall be allocated among the Members as follows:

               (1) First, to the Class A and Class A-1 Members in an aggregate amount equal to the Priority Return for such fiscal year plus any portion of the Priority Return for prior fiscal years that has not yet been allocated under this Section 6.1(A), ratably in proportion to their respective shares thereof.

               (2) Second, to the Class A, A-1, B, and C Members, ratably in proportion to their Sharing Ratios.

               (3) Notwithstanding the provisions of Section 6.1.A(1) and (2), if Losses have previously been allocated pursuant to Section 6.1.B(1), Profits shall first be allocated to the Members to offset Losses allocated pursuant to
Section 6.1.B(1). To the extent any allocations of Losses are offset pursuant to this Section 6.1.A(3), such allocations shall be disregarded for purposes of computing subsequent allocations pursuant to this Section 6.1.

          B. Allocation of Losses. Allocation of Losses. Losses for each fiscal year, other than loss resulting from the sale, exchange, or other disposition of the assets of the Company, shall be allocated to the Members as follows:

               (1) To the Members, ratably in proportion to their Sharing
Ratios.

               (2) Notwithstanding the provisions of Section 6.1.B(1) if Profits have previously been allocated pursuant to Section 6.1.A(1) or (2), Losses shall first be allocated to the Members to offset Profits allocated pursuant to
Section 6.1.A(2) and second to offset Profits allocated to the Members pursuant to Section 6.1.A(1). To the extent any allocations of Profits are offset pursuant to this Section 6.1.B(2), such allocations shall be disregarded for purposes of computing subsequent allocations pursuant to this Section 6.1.

          C. Gain on Sale of Company's Assets.

               (1) Gain for each fiscal year arising from the sale, exchange or other disposition of the Company's assets shall be allocated among the Members as follows:

                    (i) First, to the Class A and Class A-1 Members, in the amount, if any, required to increase the respective credit balances in their capital accounts, determined without regard to the effect of distribution of proceeds of such sale, exchange or other disposition pursuant to Section 6.2B.(2) or (3), as the case may be, to an amount equal to the sum of the accrued but unpaid Priority Return as of the date of such sale, exchange or other disposition plus each Member's Adjusted Capital Contribution, ratably in proportion to each Member's respective share thereof.

                    (ii) Second, to the Class B and Class C Members, in the amount, if any, required to increase the respective credit balances in their capital accounts, determined without regard to the effect of distribution of proceeds of such sale, exchange or other disposition pursuant to Section 6.2.B, as the case may be, to an amount equal to such Member's Adjusted Capital Contribution, ratably in proportion to each Member's respective share thereof.

                    (iii) Third, provided, however, that if any Member has a deficit in its capital account, determined without regard to the effect of distribution of proceeds of such sale, exchange or other disposition pursuant to
Section 6.2B(2) or (3), as the case may be, such gain shall first be allocated to all such Members to the extent necessary to remove any such deficit, ratably in proportion to the deficit balance in each such Member's capital account, provided, that such ratable shares shall be determined by class, giving priority first to the Class A and Class A-1 Members as a single class, second to the Class B Members and thereafter to the Class C Member.

                    (iv) Fourth, the remaining gain shall be allocated among the Members, ratably in proportion to their Sharing Ratios.

               (2) Loss resulting from the sale, exchange or other disposition of the assets of the Company shall be allocated, first, ratably in proportion and in an amount equal to the positive balances in the Member's capital accounts, and, thereafter, to the Members ratably according to their Sharing Ratios.

          D. Transfers of Interests During a Fiscal Year. All items of income, gain, loss, deduction, and credit allocable to any Membership Interest that may have been transferred shall be allocated between the transferor and the transferee based on the portion of the calendar year during which each was recognized as owning that Membership Interest without regard to the results of

Company operations during any particular portion of that calendar year and without regard to whether cash distributions were made to the transferor or the transferee during that calendar year; provided, however, that this allocation must be made in accordance with a method permissible under section 706 of the Code and the regulations thereunder. In the event of a transfer, sale or assignment of a Member's Membership Interest, the Company will not make a section 754 election to adjust the basis of the assets in the transfer under sections 732(b) or 743(b).

          E. Special Allocations. Notwithstanding anything in the Operating Agreement, the Company Manager shall have the authority to make special allocations of items of income, gain, loss, deduction, and credits other than in accordance with the Members' Membership Interests to the extent necessary to comply with the Code and the Treasury Regulations issued thereunder, including, without limitation, minimum gain chargebacks, qualified income offsets, and allocations to avoid creating negative capital account balances. In addition, the Company Manager may cause allocations to be made solely for income tax purposes to reduce any variation between the adjusted basis of property contributed to the Company and its book value, as required by Section 704 (c) of the Code, and similar tax allocations relating to property that has been properly revalued by the Company pursuant to the Treasury Regulations; provided, however, that any allocation described in this sentence shall be for income tax purposes only. To the extent consistent with the Code and the Treasury Regulations issued thereunder, the aggregate allocation of all items of income, gain, loss, deduction, and credits shall be in accordance with 6.1.A, 6.1.B. and 6.1.C hereof.

          F. Intent of Allocation. The parties intend that the foregoing allocation provisions of this Article 6 shall produce final Capital Account balances that are proportional to the intended distribution of proceeds in liquidation of the Company pursuant to Sections 6.2 and 13.2, to the end that such distributions will be made in accordance with the respective positive Capital Account balances of the Members. To the extent that the allocation provisions of this Article 6 would fail to produce such final Capital Account balances, (i) such provisions shall be amended by the Company Manager if and to the extent necessary to produce such result; and (ii) taxable income and taxable loss of the Company for prior open years (or items of gross income and deduction of the Company for such years) shall be reallocated by the Company Manager among the Members to the extent it is not possible to achieve such result with allocations of items of income (including gross income) and deduction for the current year and future years, as approved by the Company Manager. This Section 6.1F shall control notwithstanding any reallocation or adjustment of taxable income, taxable loss, or items thereof by the Internal Revenue Service or any other taxing authority.

     6.2 Distributions. The Company Manager shall determine in its reasonable judgment to what extent (if any) the Company's cash on hand exceeds its current and anticipated needs, including, without limitation, reserves for operating expenses, debt service, acquisitions, and a reasonable contingency reserve. The Company Manager shall determine at its sole discretion to what extent, if any, proceeds from the sale or refinancing of a hotel will be retained for future business or acquisitions. Except as otherwise provided in this Operating Agreement, the Company Manager shall cause the Company to make any such distributions in the following manner:

          A. All distributions from Net Cash from Operations shall be distributed as follows:

               (1) First, to the Class A and Class A-1 Members in an amount equal to the Priority Return for such fiscal year plus any portion of the Priority Return for previous fiscal years that has not yet been distributed pursuant to this Section 6.2.A(1) ratably in proportion to their respective shares thereof; and

               (2) Second, to the Class A, A-1, B, and C Members, ratably in proportion to their Sharing Ratios.

          B. Distributions from the sale, exchange or other disposition, or a refinancing of the assets of the Company, which shall not include sale of substantially all of the assets of the Company, shall be distributed among the Members as follows:

               (1) First, to the Class A and Class A-1 Members in an amount equal to any unpaid Priority Returns; and

               (2) Second, to the Class A and Class A-1 Members in an aggregate amount equal to their Adjusted

Capital Contributions, as determined immediately prior to such distribution and before such distribution has been taken into account in a reduction of such Adjusted Capital Contributions, ratably in proportion to their respective Adjusted Capital Contributions; and

               (3) Third, to the Class B and Class C Members in an amount equal to their Adjusted Capital Contributions, as determined immediately prior to such distribution and before such distribution has been taken into account in a reduction of such Adjusted Capital Contributions, ratably in proportion to their respective Adjusted Capital Contributions; and

               (4) Thereafter, the balance shall be distributed to the Class A, A-1, B, and C Members, ratably in proportion to their Sharing Ratios.

          C. Notwithstanding anything to the contrary in 6.2.A above, if the Company Manager so elects, distributions of profits, losses, or return of capital may be withheld to accomplish the business purposes of the Company as may be established from time to time.

     6.3 Withholding Distributions. In the event withholding is necessary to comply with applicable laws of the state the Company is doing business in, the Company Manager is authorized to withhold taxes from any distributions of Net Cash from Operations to the Members in an amount necessary to comply with applicable law. Any amount withheld shall be treated as a distribution of Net Cash from Operations as the case may be for all purposes of this Agreement.

                                   ARTICLE 7.
                                   MANAGEMENT.

     7.1 Board of Managers.

          A. The Company shall be managed by a Board of Managers which shall consist of five (5) Managers appointed as follows: three (3) appointed by the Class C Member, one (1) Member with significant Membership Interest in the Company, appointed annually by the Class C Member ("Investor Representative"), and one (1) independent Manager ("Independent Manager") appointed by the remaining Managers. For these purposes, the Independent Manager may be a Member of the Company, but shall not be an employee or officer of the Company. Upon a majority vote of the Board of Managers the number of Managers on the Board may be increased to seven (7) or nine (9) seats. In the event the number of seats on the Board is increased to seven (7), the additional two (2) seats shall consist of one (1) additional Investor Representative or Independent Manager appointed annually by the Class C Member and one (1) additional nominee of the Class C Member. In the event the number of seats on the Board of Managers is increased to nine (9), the additional seats shall consist of two (2) additional persons who each shall be either an Investor Representative or Independent Manager appointed annually by the Class C Member and two (2) nominees of the Class C Member. Each Manager shall hold office for the term for which he is elected and thereafter until his successor shall have been elected and qualified, or until his earlier death, resignation or removal. Managers are not required to be Members of the Company.

          B. Notwithstanding the provisions of Section 7.2A, the Company Manager may not cause the Company to do any of the following unless it has received the necessary approval indicated below from the Board of Managers:

          (1) Acquisitions of real property or construction of hotels meeting the Investment Parameters as set forth in Section 7.8 (majority)

          (2) Acquisitions of real property or construction of hotels not meeting the Investment Parameters as set forth in Section 7.8 (supermajority)

          (3) "Rolling-up" additional hotel entities if within Investment Parameters as set forth in Section 7.8 (majority)

          (4) "Rolling-up" additional hotel entities if outside Investment Parameters as set forth in Section 7.8 (Supermajority)

          (5) The sale of hotels constituting greater than 50% of all the hotels as measured by the number of rooms of the hotels (Supermajority)

          (6) Financing or refinancing exceeding the Financing Parameters as set forth in Section 7.8 (Supermajority)

          (7) Additional Private Offerings not meeting the Offering Parameters as set forth in Section 7.8 (Supermajority)

          (8)  Use of refinancing and sale proceeds (majority)

          (9)  Sale of a hotel (majority)

          (10) Sale of a hotel in which the sales price is not sufficient to cover the costs of the sale, satisfaction of all debt associated with the hotel, and all capital contributions associated with the hotel (Supermajority)

          (11) Amendments to the Operating Agreement or Articles of the Company (majority)

          (12) Financing not in the course of ordinary business or otherwise within the Financing Parameters (Supermajority)

     Where a vote of the Board of Managers is required, unless a greater vote is otherwise required by this Section 7.1B, consent by a majority of the Board of Managers present at a meeting of the Managers is required to approve such act.

          C. Compensation. Except for employees or officers of the Company, Managers shall be entitled to compensation for their duties as members of the Board of Managers. The level of compensation shall be determined by the Compensation Committee.

          D. Place and Manner of Meetings. Regular meetings of the Board of Managers shall be held within forty-five (45) days of the end of each calendar quarter. The Board of Managers may elect to not hold any one or more regular meetings. Meetings of the Board of Managers, regular or special, may be held either within or without the State of South Dakota. Managers may participate in such meetings by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting as provided herein shall constitute presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. A special meeting of the Managers may be called whenever requested to do so by two Managers. Such special meeting shall be held at the time specified in the notice of meeting. Except as otherwise expressly provided by statute, or by the Articles, or by this Operating Agreement, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in a notice or waiver of notice. All meetings (annual, regular or special) shall be held upon five (5) days' written notice stating the date, place and hour of meeting delivered to each Manager either personally or by mail or at the direction of the person calling the meeting. Nothing herein shall require the Board of Managers to meet or conduct meetings.

          E. Action Without Meeting. Any action required by statute to be taken at a meeting of the Managers, or any action which may or is required by this Operating Agreement to be taken at a meeting of the Managers, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by the Managers required to consent to such action. Such consent shall have the same force and effect as a vote at a meeting.

     7.2 Company Manager.

          A. Except for situations in which the approval of the Board of Managers or Members is required by this Operating Agreement, (i) the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of the Company Manager; and (ii) the Company Manager may make all decisions and take all actions for the Company not otherwise provided for in this Operating Agreement, including, without limitation, the following:

               (1) entering into, making, and performing contracts, agreements, and other undertakings binding the Company that may be necessary, appropriate, or advisable in furtherance of the purposes of the Company and making all decisions and waivers thereunder;

               (2) opening and maintaining bank and investment accounts and arrangements, drawing checks and other orders for the payment of money, and designating individuals with authority to sign or give instructions with respect to those accounts and arrangements;

               (3) maintaining the assets of the Company in good order;

               (4) collecting sums due the Company;

               (5) to the extent that funds of the Company are available therefor, paying debts and obligations of the Company;

               (6) acquiring, utilizing for Company purposes, and disposing of any asset of the Company;

               (7) borrowing money or otherwise committing the credit of the Company for Company activities and voluntary prepayments or extensions of debt;

               (8) selecting, removing, and changing the authority and responsibility of lawyers, accountants, and other advisers and consultants;

               (9) obtaining insurance for the Company;

               (10) determining distributions of Company cash and other property;

               (11) financing within the Financing Parameters as set forth in
Section 7.8;

               (12) additional Private Offerings which meet the Offering Parameters as set forth in Section 7.8

          B. The Company Manager may, from time to time, designate one or more committees, each of which shall be comprised of one or more Members or Managers. Any such committee, to the extent provided in such resolution or in the Articles or this Operating Agreement, shall have and may exercise all of the authority of the Company Manager, subject to the limitations set forth in the Act. At every meeting of any such committee, the presence of a majority of all the members thereof shall constitute a quorum, and the affirmative vote of a majority of the members present shall be necessary for the adoption of any resolution. The Company Manager may dissolve any committee at any time, unless otherwise provided in the Articles or this Operating Agreement.

          C. The Company Manager may, from time to time, delegate to one or more Person such authority and duties as the Company Manager may deem advisable. In addition, the Company Manager may assign titles (including, without limitation, chairman, president, vice president, secretary, assistant secretary, treasurer and assistant treasurer) to any such Person. Unless the Company Manager decides otherwise, if the title is one commonly used for officers of a business corporation, the assignment of such title shall constitute the delegation to such Person of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made pursuant to the first sentence of this Section 7.2(C). Any number of titles may be held by the same Person. Any delegation pursuant to this Section 7.2(C) may be revoked at any time by the Company Manager.

     7.3 Committees.

          A. Audit Committee. The Company will have an Audit Committee to select the auditor to prepare the Company's annual audited financial statements, review the financial statements of the Company, and set policy and procedure concerning the bookkeeping, accounting, tax return preparation and financial controls of the Company. Furthermore, the Board of Managers may grant additional powers and responsibilities to the Audit Committee. The Audit Committee shall consist of two or three persons, as determined by the Board of Managers. Each member of the Audit Committee shall be a Manager. No officer or employee of the Company will be eligible to be a member of the Audit Committee. The Audit Committee must contain one Manager who is generally regarded as a financial expert which includes the understanding of financial statements and generally accepted accounting principles, experience in preparing, auditing, analyzing or evaluating financial statements, understanding of internal controls and procedures, and understanding of audit committee functions.

          B. Compensation Committee. The Company will have a Compensation Committee to set the compensation package, including salary, commissions, bonuses, and benefits, of the Managers and executive officers of the Company. The Compensation Committee shall consist of a representative appointed by The Summit Group, Inc. and a representative appointed by the Investor Representative.

     7.4 Hotel Management. The Company has entered into a contract with The Summit Group, Inc. for the management of its hotels ("Hotel Management Agreement"). The Summit Group, Inc. will be reimbursed its out-of-pocket expenses incurred as a result of its management of the Hotels, provided such expenses, combined with reimbursed expenses of the Company Manager, shall not exceed 4.5% of the gross sales of the Hotels on an annual basis. No additional management fee will be paid under the Hotel Management Agreement. Pursuant to the Hotel Management Agreement, The Summit Group, Inc. will hire hotel managers and work extensively with such persons to guide and direct their work. The cost of the compensation program of those hotel's managers will be the responsibility of the Company and are not to be considered a reimbursement subject to the 4.5% cap above. All other operating costs necessary in the operation and financing of the hotels shall be paid by the Company and are not to be considered a reimbursement subject to the 4.5% cap. Furthermore, all expenses normally paid by a hotel company, including costs for bookkeeping services, and payments to third parties such as accountants and lawyers, shall be paid by the Company and are not to be considered a reimbursement subject to the 4.5% cap. The salaries of the president of The Summit Group, Inc., Kerry W. Boekelheide, its operations manager, and other executive employees of The Summit Group involved in the management of the Company's hotels and all general operating expenses of The Summit Group, Inc. will be allocated proratably among all the properties being managed by The Summit Group, Inc., including the Company's hotels. These expenses are to be considered reimbursement of costs subject to the 4.5% cap.

     As part of its duties as the hotel property manager, The Summit Group, Inc. will organize and supervise advertising and promotional programs; supervise the selection and purchase of all necessary hotel supplies, as well as replacement furniture, fixtures, and equipment; implement office and accounting systems and procedures; monitor and adjust room rates; direct promotional activities of the Company's hotels; and direct the maintenance activities; and engage or select all vendors, suppliers, and independent contractors.

     The Summit Group, Inc. will be responsible, among other things, for performing all bookkeeping and administrative duties in connection with the hotels, including all collections and other miscellaneous matters. The Hotel Management Agreement provides that the Company will indemnify The Summit Group, Inc. against liabilities and losses arising out of the management of our Hotels, subject to the limitation that it shall not be indemnified for any losses which are determined by a court of competent jurisdiction to have been caused by its fraud, willful misconduct, gross negligence, or breach of fiduciary duty. The Hotel Management Agreement will provide that The Summit Group, Inc. may be terminated as hotel property manager only for cause.

     7.5 Removal. Any and all Managers, and the Company Manager, may be removed for "cause". "Cause" shall mean a material violation or breach of the authority, duty or obligations given to such party under this agreement, a breach of the duties of loyalty and good faith, or knowingly and intentionally failing to discharge such duties, willfully and wantonly disregarding the interest of the Company, intentionally and deliberately disregarding standards of behavior or conduct for such position which the Company and others have a right to expect of such party, or any other acts or omissions of carelessness or negligence of such degree or recurrence as to manifest equal culpability or wrongful intent. Mere failure to perform as the result of a good faith error in judgment or discretion shall not constitute "cause."

     7.6 Vacancies. Any vacancy occurring in the Board of Managers may be filled by the Member electing such Manager, or in the case of the Company Manager, the Board of Managers by majority vote. Vacancies occurring in the Audit Committee or Compensation Committee shall be filled by the Manager electing such committee-person or otherwise by a vote of the Board of Managers.

     7.7 Interested Manager, Officers and Members. No contract or transaction between this Company and one or more of its Managers, Members or officers, or between this Company and any other limited liability company, corporation, partnership, association, or other organization in which one or more of its Managers, Members or officers are managers or officers or have a financial interest, shall be void or voidable solely for this reason, solely because the Manager, Member or officer is present at or participates in the meeting of Managers or Members which authorizes the contract or transaction, or solely because such Manager's or Managers' votes are counted for such purpose. No Manager shall be prohibited from owning a Membership Interest in the Company.

     7.8 Pre-Set Parameters. Unless the following parameters are amended by unanimous consent of the Board of Managers, the Company Manager may take actions falling within the parameters set forth in this Section 7.8 without the consent or approval of the Board of Managers, unless otherwise set forth herein:

          A. "Financing Parameters" means debt or refinancing which does not (i) result in debt exceeding 75% of the value of the hotel(s) securing such debt, or
(ii) exceed a 1.15 debt coverage ratio of the hotel(s) securing such debt.

          B. "Investment Parameters" means a hotel that meets the following requirements:

          -    Limited service hotel

          - Franchised with a current franchisor with which The Summit Group, Inc. already has a business relationship

          -    60-160 rooms

          - Located in markets with a population base of at least 50,000 persons

          -    Located in the contiguous 48 States of the United States

     In the event a hotel entity will be rolled-up pursuant to Article 8, in addition to the above, the entity:

          - Must be currently paying a 10% priority return to its investors, and is projected to continue to make such payment.

          -    Must consist entirely of accredited investors

     Notwithstanding the above, in the event the lender for Summit Group of Scottsdale, Arizona LLC consents to allow the entity to roll-up into the Company, no further consent of the Board shall be required.

          C. "Offering Parameters" means a Private Offering that meets the following:

          -    No greater than $50,000,000 to be raised

          -    No new class of Membership Interests to be offered

          -    To be offered only to accredited investors

          - Providing The Summit Group, Inc. with no greater rights or interest than those described for the Pineapple Hotel offering described in the Memorandum dated February 11, 2004

                                    ARTICLE 8
                    FUTURE ACQUISITIONS AND PRIVATE OFFERINGS

     The Company intends to pursue acquisition of additional hotels, or hotel entities. In the event any identified hotel(s) do not meet the Investment Parameters, a supermajority vote of the Board of Managers shall be required to bind the Company to purchase those hotels as further described in Article 8 herein.

     The Company Manager anticipates that a majority of acquisitions will be pursued through the Company, funded by Private Offerings. The Company shall have identified a source of equity prior to any acquisition. Equity sources can include a private offering to be completed or partially completed prior to the acquisition, a guaranty to inject funds if necessary, a line of credit, or Company funds from refinancing, sale of a hotel or cash flow. Acquisitions may also be pursued by the roll-up of additional hotel entities.

          A. Future Offerings. The Company may seek to raise additional capital through private or public offerings of securities in the Company ("Offerings"). Such securities may include Membership Interests in existing classes of membership, Membership Interests in new classes of membership (subject to the approval requirements set forth herein), convertible or non-convertible debt, or other types of securities in the Company. Proceeds from Offerings would be used to acquire, construct and operate additional hotel properties, refinance debt, restructure existing equity, or other purposes as determined by the Board of Managers. All-accredited Private Offerings may be commenced at any time during a given year to issue securities up to $50,000,000, or greater if approved by a Supermajority vote of the Board of Managers. Terms, conditions and the structure of the Offerings may be revised by a majority vote of the Board of Managers. Private Offerings outside the Offering Parameters may only be pursued with a Supermajority vote of the Board of Managers.

     Annually, or more frequently as determined by the Board of Managers, the Company will be revalued to determine its current fair market value using a capitalization rate or other valuation methods set by an independent appraiser and applying such rate or methods to the Company's current cash flow. This valuation will be used to establish the effect on Sharing Ratios of new and existing Members of the Company as a result of any Offering. The Class C Member will be entitled to additional Class C Membership Interests equal to a Sharing Ratio resulting from one-half of the funds converted into Membership Interests and new Members will be entitled to a prorata share of the remaining Sharing Ratio according to their Capital Contributions.

          B. Additional Roll-up of Entities. The Company may also pursue acquisition of additional hotels through roll-up of additional hotel entities. The Company anticipates that such entities will have been formed for the sole purpose of hotel acquisition or construction in connection with an equity offering made only to accredited investors pursuant to exemption from registration provided in Section 4(2) of the Act and Rule 506 of Regulations D promulgated thereunder by the Securities Exchange Commission, however exceptions may be made in the discretion of the Board of Managers. If the entity meets the Investment Parameters, a majority vote of the Board of Managers will be required to consent to rolling it into the Company as set forth herein. If the entity does not satisfy the Investment Parameters, a Supermajority vote of the Board of Managers will be necessary to allow it to be rolled-up into the Company. In the event an entity is allowed to be rolled-up, the Company will be revalued using a capitalization rate or other appropriate valuation method determined by an independent appraiser as appropriate, and applying such rate or method to the Company's current cash flow. The entity will then be rolled in and its investors will receive Membership Interests and Sharing Ratios based on their equity, as compared to the total value of the Company as revalued.

          C. Brokerage Services. In connection with future Private Offerings, the Company may use an affiliated broker-dealer, including Summit Real Estate Investments, LLC ("SREI"). In addition, offerings made outside of the Company, but which may later be rolled into the Company, may use the services of SREI. SREI is licensed as a Direct Program Participant brokerage firm. In the event the Company uses this firm, a commission no greater than 8% of sales will be paid and a reduced commission, to be determined by SREI, will be paid for sales made to Members of the Company as of the date of the Private Offering. The Company also reserves the right to use other brokerage services or the services of a "finder" as allowed under applicable state law, to locate or refer potential investors for investment under private offerings. Such broker or finder will be entitled to receive a normal and customary fee.

                                    ARTICLE 9
                                INDEMNIFICATION.

     The Company shall indemnify a Member, Manager, Officer or former Member, Manager, or Officer of the Company against expenses actually and reasonably incurred by him in connection with the defense of an action, suit or proceeding, civil or criminal, in which he is made a party by reason of being or having been such Member, Manager, or Officer, except in relation to matters as to which he may be adjudged in the action, suit or proceeding to be liable for gross negligence or willful misconduct or reckless disregard of duties in the performance of duty. To the full extent permitted by South Dakota law, no Member, Manager, or Officer shall be liable to the Company or its Members for monetary damages for an act or omission in such Member's capacity as a Member, Manager, or Officer of the Company.

     Any repeal or amendment of this Article by the Members of the Company shall be prospective only and shall not adversely affect any limitation on the liability of a Member, Manager, or Officer of the Company existing at the time of such repeal or amendment.

     The foregoing shall not be deemed exclusive of any other rights or limitations of liability or indemnity to which a Member may be entitled under any other provision of the Articles or this Agreement, or pursuant to any contract or agreement, vote of the Members, or otherwise.

                                   ARTICLE 10
                                    RESERVED.

                                   ARTICLE 11
                             BANKRUPTCY OF A MEMBER.

     Subject to this paragraph, if any Member becomes a Bankrupt Member, the Company shall have the option, exercisable by notice from the Company to the Bankrupt Member (or its representative) at any time prior to the 180th day after receipt of notice of the occurrence of the event causing it to become a Bankrupt Member, to buy, and on the exercise of this option the Bankrupt Member or its representative shall sell, its Membership Interest. The purchase price shall be an amount equal to the fair market value thereof determined by agreement by the Bankrupt Member (or its representative) and the Company; however, if those Persons do not agree on the fair market value on or before the 30th day following the exercise of the option, either such Person, by notice to the other, may require the determination of fair market value to be made by an independent appraiser specified in that notice. If the Person receiving that notice objects on or before the tenth day following receipt to the independent appraiser designated in that notice, and those Persons otherwise fail to agree on an independent appraiser, either such Person may petition the Chief United States District Judge for the Southern District of South Dakota to designate an independent appraiser. The determination of the independent appraiser, however designated, is final and binding on all parties. The Bankrupt Member and the Company each shall pay one-half of the costs of the appraisal. The purchaser shall pay the fair market value as so determined in four equal cash installments, the first due on closing and the remainder (together with accumulated interest on the amount unpaid at the General Interest Rate) due on each of the first three anniversaries thereof. The payment to be made to the Bankrupt Member or its representative pursuant to this section is in complete liquidation and satisfaction of all the rights and interest of the Bankrupt Member and its representative (and of all Persons claiming by, through, or under the Bankrupt Member and its representative) and in respect of the Company, including, without limitation, any Membership Interest, any rights in specific Company property, and any rights against the Company and (insofar as the affairs of the Company are concerned) against the Members, and constitutes a compromise to which all Members have agreed pursuant to the Act.

                                   ARTICLE 12
                                  TERMINATION.

     12.1 Events of Termination. The Company shall dissolve and its affairs shall be wound up on the first to occur of the following:

          A. Consent. The written consent of 51% of the Membership Interests of the Company but not including the Class B Membership Interests or Class C Membership Interests, and the consent of the Company Manager;

          B. An event that makes it unlawful for all or substantially all of the business of the Company to be continued, but any cure of illegality within ninety days after notice to the Company of the event is effective retroactively to the date of the event for purposes of this section;

          C. On application by a Member or a disassociated Member, upon entry of a judicial decree that:

               (i) The economic purpose of the Company is likely to be unreasonably frustrated;

               (ii) Another Member has engaged in conduct relating to the Company's business that makes it not reasonably practicable to carry on the Company's business with that Member;

               (iii) It is not otherwise reasonably practicable to carry on the Company's business in conformity with the Articles of Organization and the Operating Agreement; or

               (iv) A Manager in control of the Company has acted, is acting, or will act in a manner that is illegal, oppressive, fraudulent, or unfairly prejudicial to the petitioner; or

          D. On application by a transferee of a Member's interest, a judicial determination that it is equitable to wind up the Company's business after the expiration of a specified duration or event, if the Company was for a specified duration at the time the applicant became a transferee by Member dissociation, transfer, or entry of a charging order that gave rise to the transfer.

     12.2 Continuation. Except as provided in Section 12.1C, the death, retirement resignation, expulsion, bankruptcy or dissolution of a Member, or the occurrence of any other event that terminates the continued membership of a Member in the Company, shall not cause a dissolution of the Company.

                                   ARTICLE 13
                          LIQUIDATION AND TERMINATION.

     13.1 Liquidation and Termination. On termination of the Company, the Members shall proceed diligently to wind up the affairs of the Company and make final distribution as provided in this Operating Agreement and the Act. The costs of liquidation shall be borne as a Company expense.

     13.2 Capital Accounts. Following the payment of liabilities, including liabilities owed to Members, and the establishment of any reserves deemed necessary by the Company Manager or other liquidation agent of the Company, the remaining proceeds on liquidation shall be distributed among the Members consistent with the distribution of proceeds of a sale, exchange or other disposition or a refinancing of the assets of the Company as set out in Section 6.2.B of this Agreement. Provided, however, that it is the intent of the Members that such distributions shall have an economic effect identical to the distribution of such proceeds in proportion to the credit balances in the capital accounts of the Members after all allocations of Profits and Losses, including gain or loss on the actual sale, exchange or other disposition of any of the assets of the Company, have been made and reflected in such capital accounts. For purposes of the preceding sentence, any asset that is distributed in kind to Members or so treated for federal tax purposes shall be treated as if it were sold at such time for its fair market value and any gain or loss from such hypothetical sale allocated among the Members pursuant to this Agreement and reflected in their capital accounts. Provided further, that if the intended distribution of proceeds is not so consistent with the capital account balances of the Members, as so determined, the Company Manager, pursuant to Section 6.1 F of this Agreement, shall make such curative allocations as permitted under applicable Treasury Regulations as the Company Manager determines are necessary to cause the capital account balances to permit the intended distributions under
Section 6.1.B and this Section 13.2. In any case, it is the intent of the Members that the allocations of the Profits and Losses of the Company have substantial economic effect under Code Section 704(b) and applicable Treasury Regulations or otherwise be valid pursuant to such applicable authority. Notwithstanding anything to the contrary contained in this Operating Agreement, and notwithstanding any custom or rule of law to the contrary, to the extent that the deficit, if any, in the capital account of any Member results from or is attributable to deductions and losses of the Company (including non-cash items such as depreciation), or distributions of money pursuant to this Operating Agreement to all Members in proportion to their respective Sharing Ratios, upon dissolution of the Company such deficit shall not be an asset of the Company and such Members shall not be obligated to contribute such amount to the Company to bring the balance of such Member's capital account to zero.

     13.3 Articles of Termination. On completion of the distribution of Company assets as provided herein, the Company is terminated, and the Members or authorized Member shall file Articles of Termination with the Secretary of State of South Dakota, cancel any other filings made pursuant to Section 2 and take such other actions as may be necessary to terminate the Company.

                                   ARTICLE 14
                               GENERAL PROVISIONS.

     14.1 Books and Records

          A. The Company shall maintain those books and records as required by the Act and as it may deem necessary or desirable. All books and records required by the Act shall be open to inspection of the Members from time to time and to the extent expressly provided by the Act, and not otherwise. The Company shall keep and maintain the following records in its principal office in the United States or make them available in that office within five days after the date of receipt of a written request as may be specified in the Act:

               (i) A current list that states:

                    (1) the name and mailing address of each Member;

                    (2) the percentage or other interest in the Company owned by each Member; and

                    (3) if one or more classes or groups are established in or under the Articles or this Operating Agreement, the names of the Members who are Members of each specified class or group;

               (ii) Copies of the federal, state, and local information or income tax returns for the Company's six most recent tax years.

               (iii) A copy of the Articles and this Operating Agreement, all amendments or restatements, executed copies of any powers of attorney, and copies of any document that creates, in the manner provided by the Articles or this Operating Agreement, classes or groups of Members;

               (iv) Unless contained in the Articles or this Operating Agreement, a written statement of:

                    (1) the amount of the cash contribution and a description and statement of the agreed value of any other contribution made by each Member, and the amount of the cash contribution and a description and statement of the agreed value of any other contribution that the Member has agreed to make in the future as an additional contribution;

                    (2) the times at which additional contributions are to be made or events requiring additional contributions to be made;

                    (3) events requiring the Company to be dissolved and its affairs wound up; and

                    (4) the date on which each Member in the Company became a Member; and

                    (5) correct and complete books and records of account of the Company.

          B. The Company shall maintain its records in written form or in another form capable of conversion into written form within a reasonable time.

          C. The Company shall keep in its registered office in South Dakota and make available to Members on reasonable request the street address of its principal United States office in which the records required by this section are maintained or will be available.

          D. A Member or an assignee of a Membership Interest, on written request stating the purpose, may examine and copy, in person or by the Member's or assignee's representative, at any reasonable time, for any proper purpose, and at the Member's expense, records required to be kept under this section and other information regarding the business, affairs, and financial condition of the Company as is just and reasonable for the person to examine and copy.

          E. On the written request by any Member or an assignee of a Membership Interest made to the person and address designated in this Operating Agreement, the Company shall provide to the requesting Member or assignee without charge true copies of:

               (1) the Articles and this Operating Agreement and all amendments or restatements; and

               (2) any of the information described in the Act.

          F. The Members acknowledge that from time to time, they may receive information from or regarding the Company in the nature of trade secrets or that otherwise is confidential, including lists of Members and interests in the Company, the release of which may be damaging to the Company, its Members or Persons with which it does business. Each Member shall hold in strict confidence any information it receives regarding the Company that is identified as being confidential (and if that information is provided in writing, that is so marked) and may not disclose it to any Person other than another Member, except for disclosures (i) compelled by law (but the Member must notify the Board of Managers, promptly of any request for that information, before disclosing it, if practicable), (ii) to advisers or representatives of the Member or Persons to which that Member's Membership Interest may be Disposed as permitted by this Operating Agreement, but only if the recipients have agreed to be bound by the provisions of this section or (iii) of information that Member also has received from a source independent of the Company that the Member reasonably believes obtained that information without breach of any obligation of confidentiality. The Members acknowledge that breach of the provisions of this section may cause irreparable injury to the Company for which monetary damages are inadequate, difficult to compute, or both. Accordingly, the Members agree that the provisions of this section may be enforced by specific performance.

     14.2 Reports to Members from Company Manager. The Company Manager shall furnish the following to all Members:

          A. no later than forty-five (45) days after the end of each calendar quarter, a quarterly financial report which will disclose the financial matters and operating results of the Company during such period.

          B. no later than seventy-five (75) days after the close of each calendar year, an annual financial report.

          C. no later than seventy-five (75) days after the close of each calendar year, all necessary income tax information and K-1's.

     14.3 Checks, Notes, Drafts, etc. All checks, drafts or other orders for payment of money, notes or other evidences of indebtedness issued in the name of or payable to the Company shall be signed or endorsed by a designated person which may be appointed by the Company Manager.

     14.4 Headings. The headings used in this Operating Agreement have been inserted for convenience only and do not constitute matter to be construed in interpretation.

     14.5 Construction and Severability. Whenever the context so requires, the gender of all words used in this Operating Agreement includes the masculine, feminine, and neuter, and the singular shall include the plural, and conversely. All references to Articles and Sections refer to articles and sections of this Operating Agreement, and all references to Exhibits, if any, are to Exhibits attached hereto, if any, each of which is made a part hereof for all purposes. If any portion of this Operating Agreement shall be invalid or inoperative, then, so far as is reasonable and possible:

          A. The remainder of this Operating Agreement shall be considered valid and operative; and

          B. Effect shall be given to the intent manifested by the portion held invalid or inoperative.

     14.6 Entire Agreement, Supersedure. This Operating Agreement constitutes the entire agreement of the Members and their Affiliates relating to the Company and supersedes all prior contracts or agreements with respect to the Company, whether oral or written.

     14.7 Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

     14.8 Binding Effect. Subject to the restrictions on Dispositions set forth in this Operating Agreement, this Operating Agreement is binding on and inure to the benefit of the Members and their respective heirs, legal representatives, successors, and assigns.

     14.9 Governing Law. THIS OPERATING AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF SOUTH DAKOTA.

     14.10 Further Assurances. In connection with this Operating Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Operating Agreement and those transactions.

     14.11 Notice to Members of Provisions of This Agreement. By executing this Operating Agreement, each Member acknowledges that it has actual notice of (a) all of the provisions of this Operating Agreement, including, without limitation, the restrictions on the transfer of Membership Interests set forth in Article 4, and (b) all of the provisions of the Articles. Each Member hereby agrees that this Operating Agreement constitutes adequate notice of all such provisions, and each Member hereby waives any requirement that any further notice thereunder be given.

     14.12 Counterparts. This Operating Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

     14.13 Conflicting Provisions. To the extent that one or more provisions of this Operating Agreement appear to be in conflict with one another, then the Company Manager shall have the right to choose which of the conflicting provisions are to be enforced. Wide latitude is given to the Company Manager in interpreting the provisions of this Operating Agreement to accomplish the purposes and objectives of the Company, and the Company Manager may apply this Operating Agreement in such a manner as to be in the best interest of the Company, in their sole discretion, even if such interpretation or choice of conflicting provisions to enforce is detrimental to one or more Members.

     14.14 Amendments Requiring the Consent of Members. At any time the Company Manager may propose an amendment to this Agreement. In such event the Company Manager shall call a special meeting of all Members entitled to vote for the purpose of considering such proposed amendment. At such meeting an amendment so proposed shall be adopted if approved (i) by the Company Manager, and (ii) by 51% or more of the Membership Interests of the Company, but not including the Class B Membership Interests or Class C Membership Interests.

     14.15 Amendments Not Requiring the Consent of the Members. The Board of Managers may amend the Operating


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

Agreement without the consent of the Members as set forth herein or to correct any typographical mistakes, change addresses, or other items of a ministerial nature.

     14.16 Voting Procedures. Any vote required or permitted under this Agreement may be taken at a meeting called for that purpose by the Company Manager or at least 51% of the Class A and Class A-1 Membership Interests on at least ten but no more than thirty days written notice. As an alternative, such votes may be taken by written action signed by the required percentage of Members, provided all Members are provided at least ten but no more than thirty days prior written notice.

     14.17 Redemption Program. The Company has established a Redemption Program whereby any Class A or Class A-1 Member having owned its Class A or Class A-1 Membership Interests for at least one year may submit a request to the Company to redeem all or a portion of its Membership Interests. Any request for redemption of Membership Interests must be received by the Company no later than March 1st of the year in which redemption is sought. If the Company accepts such request, it will then have until September 1st of that year to redeem the Membership Interests at a redemption price not less than the proportionate share of 90% of the annual valuation of the Company based on a Member's Adjusted Capital Contribution. The Company will not redeem more than 3% of the Company's total Membership Interests under this program during any given year and has the right to limit any single Member to redemption equaling 1% of the Membership Interests in any one year. If requests for more than 3% are received in a given year, the Board will determine the order of any acceptance of requests. Furthermore, the Board shall be entitled to reject any one or more redemption requests received in order to comply with securities regulations and tax laws, retain the Company's taxable status as a partnership, and for any other reason in the discretion of the Board. The Redemption Program may be amended or suspended at any time by the Board.

     IN WITNESS WHEREOF, we have hereunto set our hand and seals on the date set forth beside our signatures.

THE SUMMIT GROUP, INC.


By /s/ Kerry W. Boekelheide             Dated: July 25, 2005
   ----------------------------------
Its President


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

                                    EXHIBIT 1
                        (Names and Addresses of Members)

CLASS C:

The Summit Group, Inc.
2701 South Minnesota Avenue, Suite 6
Sioux Falls, SD 57105


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